EXHIBIT 99.1

www.bankrate.com

For more information contact:

Robert J. DeFranco

Senior Vice President

Chief Financial Officer

www.bankrate.com

bdefranco@bankrate.com

561.630.1230

Reminder — Conference Call Today at 11:00 a.m. Eastern Standard Time

                    Interactive Dial-In: 1-800-580-9496 (10 minutes before the call)

FOR IMMEDIATE RELEASE

BANKRATE, INC. REPORTS RECORD 2002

TOTAL REVENUE INCREASED 46% OVER 2001 RESULTING IN NET INCOME

OF $6.7 MILLION OR $0.46 PER SHARE

Continued Strong Demand Produces Highest Revenue Ever in 4th Quarter

NORTH PALM BEACH, FL—February 5, 2003—Bankrate, Inc. (NASDAQ: RATE), the Internet’s leading consumer banking marketplace, today reported a 46% increase in total revenue for the year ended December 31, 2002 to $26.6 million from $18.3 million in 2001. The Company reported its first profitable year with net income of $6.7 million, or $0.46 per share on a diluted basis, compared to a net loss of $936,000, or $0.07 per share on a diluted basis, reported for 2001. Excluding the non-cash gain on early extinguishment of debt of $2.0 million, or $0.14 per share, in the quarter ended March 31, 2002, the Company would have reported net income of $4.7 million, or $0.32 per share on a diluted basis, for 2002.These results exceed the earlier guidance for the year that the Company provided last November.

Commenting on Bankrate’s record year performance, President and CEO Elisabeth DeMarse said, “The substantial revenue and earnings increases generated throughout 2002 reflect our ability to execute a highly disciplined long-term growth strategy. We ended 2002 with robust traffic and advertising demand, producing record fourth quarter revenue. These patterns have continued into this year’s first quarter, which is seasonally our strongest quarter. In fact, our traffic during January 2003 broke all previous records with an average of over 1.1 million page views per day and over 34.5 million page views for the month.”

For the fourth quarter of 2002, total revenues rose 46% to $7.5 million from $5.1 million in the fourth quarter of 2001. The Company reported a substantial increase in net income in the fourth quarter to $1.3 million, or $0.09 per share on a diluted basis, from $317,000, or $0.02 per share on a diluted basis, in the fourth quarter one year earlier. These results reflect Bankrate’s fifth consecutive profitable quarter as a result of strong advertiser demand and traffic patterns.

“Over the past two years, we have established the Bankrate brand as the gold standard for consumers seeking objective data and education for their most important banking needs and, at the same time, built a solid financial foundation for our Company,” Ms. DeMarse continued.

Fourth Quarter Highlights

Bankrate continued to experience unprecedented strength in revenue in all categories, resulting in higher year-over-year and consecutive quarter revenue for the three-month period:

•	Total revenue of $7.5 million was 46% higher than the fourth quarter a year earlier, and 3% higher than the third quarter of 2002.

•	Online publishing revenue of $6.4 million was up $2.1 million, or 50%, over the 2001 fourth quarter, and 2% over the third quarter of 2002.

•	Hyperlink (rate table listings) revenue increased $482,000, or 34%, over the same quarter of 2001.

•	Graphic ad revenue was up $1.2 million, or 57%, over the fourth quarter of 2001.

•	Print publishing and licensing revenue of $1.1 million was up $223,000, or 26%, over 2001 and was 11% above the $978,000 reported in the third quarter of 2002.

•	Page views for the fourth quarter of 2002 of 79.3 million were up 19% over the 66.5 million reported in the same quarter in 2001 while revenue per thousand page views increased 37% over the same period.

For the seventh consecutive quarter, the Company generated cash from operations. Cash increased to $11.0 million at December 31, 2002 from $9.8 million at December 31, 2001. “We paid off our $4.35 million subordinated debt for $3.4 million in February 2002 with available cash, leaving the Company virtually debt free, while generating over $4.6 million in cash flow for the year,” explained Bob DeFranco, Senior Vice President-Chief Financial Officer. “We remain sharply focused on maintaining a lean and highly profitable operation. At the same time, we are making important investments in the growth of our business both in terms of people and technology to remain efficient and cutting edge,” said DeFranco.

Online publishing revenue for the three months ended December 31, 2002 and 2001 included barter revenue of $509,000 and $643,000, representing approximately 7% and 13% of total revenue, respectively. Excluding barter revenue, gross margin improved to 71% for the three months ended December 31, 2002 from 68% for the same period in 2001. Barter expense was $532,000 and $636,000 for the three months ended December 31, 2002 and 2001, respectively.

2002 Full Year Highlights

•	Total revenue for the 12 months ended December 31, 2002 of $26.6 million was $8.3 million, or 46%, higher than the $18.3 million reported for the same period in 2001.

•	Online publishing revenue of $22.7 million was $7.7 million, or 51%, above the $15.0 million reported for the 12 months of 2001.

•	Hyperlink revenue of $8.8 million increased $4.1 million, or 86%, over the same period in 2001.

•	Graphic ad revenue was up $3.3 million, or 44%, over 2001.

•	Print publishing and licensing revenue of $3.9 million was $649,000, or 20%, higher than the $3.3 million reported in the same period in 2001.

•	Page views were up 31.1 million, or 13%, to 267.7 million from 2001 and revenue per thousand pages increased 40% over 2001.

Online publishing revenue for 2002 and 2001 included barter revenue of $2.9 million and $2.6 million, representing approximately 11% and 14% of total revenue, respectively. Excluding barter revenue, gross margin improved to 70% in 2002 from 65% in 2001. Excluding barter expense, operating expenses for the year ended December 31, 2002 of $12.0 million were within 10% of the comparable amount reported for 2001. Barter expense was $2.9 million and $2.8 million in 2002 and 2001, respectively.

NASDAQ

On January 9, 2003, Bankrate’s common stock began trading on the Nasdaq SmallCap Market under the stock symbol RATE. “This is a milestone achievement for our Company. We are committed to increasing shareholder value and we believe the move back to Nasdaq will provide high visibility for our performance,” concluded Ms. DeMarse.

Class Action Suit Dismissed

On January 28, 2003, the United States Court of Appeals for the Second Circuit affirmed the dismissal of a shareholders’ class action suit in its entirety.

As previously disclosed, a shareholder class action lawsuit was filed against the Company and certain of its officers and directors, its auditor and its underwriters in the United States District Court for the Southern District of

New York on March 28, 2000. On March 29, 2001, the United States District Court of the Southern District of New York dismissed the shareholders class action suit in its entirety with prejudice. On April 25, 2001, plaintiffs appealed the decision to dismiss the suit to the United States Court of Appeals for the Second Circuit.

February 5, 2003 Conference Call Information

The Company has scheduled a teleconference on its 2002 results today at 11:00 am Eastern Standard Time. Please dial in 1-800-580-9496 10 minutes prior to the start time.

A replay of the teleconference will be available through February 26 by calling 1-888-843-8996 (domestic) or 1-630-652-3044 (international) and entering the pass code 6715886#.

About Bankrate, Inc.

Bankrate, Inc. (NASDAQ:RATE) owns and operates Bankrate.com, the Internet’s leading consumer banking marketplace. Bankrate.com averages 4 million unique visitors per month, according to comScore Media Metrix, which ranks Bankrate.com first in unique visitors in the “Financial information and advice” category. Bankrate.com reviews more than 4,800 financial institutions in 173 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of over 100 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 80 partners, including MSN (NASDAQ: MSFT), Yahoo! (NASDAQ: YHOO), America Online (NYSE: AOL), CNN and Smart Money. Bankrate.com’s information is also distributed through more than 100 national and state publications.

Certain matters discussed in this press release are or may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include without limitation statements made with respect to future revenue, revenue growth, market acceptance of our products, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: we have a history of losses and could run out of cash; we use barter transactions that do not generate cash; our success depends on Internet advertising revenue, interest rate volatility, establishing and maintaining distribution arrangements, and increasing brand awareness of our Web site; our markets are highly competitive; our Web site may encounter technical problems and service interruptions; we rely on the protection of our intellectual property; we may face liability for information on our Web site; future government regulation of the Internet is uncertain and subject to change; our ownership is heavily concentrated; our success may depend on management and key employees; we may encounter difficulties with future acquisitions; our results of operation may fluctuate significantly; and our stock price may be volatile in the future. These and additional important factors to be considered are set forth under “Item 1. Business—Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the other sections of our Annual Report on Form 10-K for the year ended December 31, 2001, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Financial Statements Follow

Bankrate, Inc.

Balance Sheets

	December 31, 2002	December 31, 2001

Assets
Cash and cash equivalents	$11,000,561	$9,755,032
Accounts receivable, net of allowance for doubtful accounts of $200,000
and $140,000 at December 31, 2002 and 2001, respectively	2,378,535	1,259,256
Other current assets	370,886	231,134

Total current assets	13,749,982	11,245,422

Furniture, fixtures and equipment, net	912,651	1,076,508
Intangible assets, net	206,915	69,622
Other assets	303,547	134,460

Total assets	$15,173,095	$12,526,012

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$809,068	$699,054
Other accrued expenses	3,072,771	1,871,492
Accrued interest	—	217,500
Deferred revenue	255,081	347,869
Current portion of obligations under capital leases	1,254	36,406
Other current liabilities	242,637	207,952

Total current liabilities	4,380,811	3,380,273

10% convertible subordinated note payable	—	4,350,000
Accrued interest	—	810,363
Other liabilities	142,226	3,264

Total liabilities	4,523,037	8,543,900

Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized and undesignated	—	—
Common stock, par value $.01 per share—100,000,000 shares authorized; 13,998,168 and 13,996,950 shares issued and outstanding at December 31, 2002 and 2001, respectively	139,982	139,969
Additional paid in capital	63,932,578	63,931,555
Accumulated deficit	(53,422,502)	(60,089,412)

Total stockholders’ equity	10,650,058	3,982,112

Total liabilities and stockholders’ equity	$15,173,095	$12,526,012

Bankrate, Inc.

Statements of Operations

	Year Ended December 31,
	2002	2001	2000
Revenue:
Online publishing	$22,651,216	$14,985,903	$12,282,795
Print publishing and licensing	3,919,815	3,271,223	2,921,970

Total revenue	26,571,031	18,257,126	15,204,765

Cost of revenue:
Online publishing	4,226,624	3,268,528	7,114,258
Print publishing and licensing	2,862,338	2,173,529	1,982,885

Total cost of revenue	7,088,962	5,442,057	9,097,143

Gross margin	19,482,069	12,815,069	6,107,622

	73%	70%	40%
Operating expenses:
Sales	3,861,967	3,096,401	3,234,148
Marketing	3,477,379	2,922,867	3,873,796
Product development	1,422,206	1,385,672	1,949,933
General and administrative	5,536,774	5,511,572	8,467,279
Restructuring charge	—	—	2,285,422
Depreciation and amortization	621,458	700,497	873,484
Goodwill amortization	—	—	231,214

	14,919,784	13,617,010	20,915,276

Income (loss) from operations	4,562,285	(801,940)	(14,807,654)

Interest income (expense), net	82,833	(133,836)	230,459
Gain on early extinguishment of debt	2,021,792	—	—

Income (loss) before income taxes and discontinued operations	6,666,910	(935,776)	(14,577,195)
Income taxes from continuing operations	—	—	—

Income (loss) before discontinued operations	6,666,910	(935,776)	(14,577,195)

Discontinued operations:
Loss from discontinued operations	—	—	(3,214,577)
Gain on disposal of discontinued operations	—	—	871,212

	—	—	(2,343,365)

Net income (loss)	$6,666,910	$(935,776)	$(16,920,560)

Basic and diluted net income (loss) per share:
Income (loss) before discontinued operations—
Basic	$0.48	$(0.07)	$(1.05)
Diluted	$0.46	$(0.07)	$(1.05)
Discontinued operations—
Basic	$—	$—	$(0.17)
Diluted	$—	$—	$(0.17)
Net income (loss)—
Basic	$0.48	$(0.07)	$(1.22)
Diluted	$0.46	$(0.07)	$(1.22)
Weighted average common shares outstanding:
Basic	13,997,168	13,996,950	13,872,788
Diluted	14,609,359	13,996,950	13,872,788